Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Offering Circular on Form 1-A of our report dated September 8, 2025, relating to the financial statements of Star Gold Corp. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2025.

/s/ Assure CPA, LLC

Assure CPA, LLC

Spokane, Washington

June 8, 2026